Exhibit 99

Media Contact: Katie Boylan (612) 761-7788

Investor Contact: John Hulbert (612) 761-6627

Target Names Don Liu as Executive Vice President, Chief Legal Officer and General Counsel

Liu replaces Tim Baer who will retire July 2017

MINNEAPOLIS (July 14, 2016) — Target Corporation (NYSE: TGT) today announced Don Liu as executive vice president, chief legal officer and general counsel, effective August 22, 2016. Liu will oversee all legal, corporate governance and government affairs matters for the company. He will report to chairman and chief executive officer Brian Cornell and serve as a member of Target’s leadership team.

Liu replaces Tim Baer who will be retiring in July 2017 after 23 years with the company. Baer joined Dayton Hudson as assistant general counsel in 1994. He will serve in an advisory role for the next 12 months, supporting Liu’s transition to Target and ensuring the process is seamless.

“Tim’s leadership has been integral to Target’s success and we are grateful for his years of service. In all his years with the company, Tim has been a true guardian of the Target brand, bringing a sharp legal mind and rock-solid judgement to every challenge. He was a trusted voice on our leadership team, managing and mitigating issues and influencing our business during a time of intense change. He also developed a strong team of in-house legal talent and was a respected advisor to our board of directors. On behalf of the entire team, I thank Tim for the tremendous contributions he made to our brand and our business,” said Cornell. “As Tim transitions to retirement, I look forward to welcoming Don to our team. His extensive legal expertise as well as his deep business acumen will help us continue to navigate the increasingly complex business environment with the highest standards of ethics and integrity. I know Don will be an excellent addition to our leadership team.”

Liu, 55, joins Target from Xerox Corporation where he has served as executive vice president, general counsel and corporate secretary since 2007. In that role, he was responsible for all of Xerox’s legal and government affairs matters. Prior to Xerox, Liu was senior vice president and chief compliance officer for Toll Brothers, Inc. and senior vice president and general counsel for Ikon Office Solutions. Liu has extensive professional affiliations, including being a member and former chairman of the board of directors for the Minority Corporate Counsel Association and former chair of the in-house counsel committee of the National Asian Pacific American Bar Association.

“I am privileged to join Target as general counsel. I have long admired Target and the legal team behind the brand. Joining the organization will provide me with an incredible opportunity to bring my passion for the law to one of the great retail companies in America. I look forward to building Target’s business and positively impacting its reputation,” said Liu.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,792 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.